             As filed with the Securities and Exchange Commission on
                     January 14, 1997 Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      under
                           THE SECURITIES ACT OF 1933

                                 INTERIORS, INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                        13-35900047

                  --------                        -----------
           (State or other juris-               (I.R.S. Employer
            diction of organization)           Identification No.)

                      60,000 SHARES OF CLASS A COMMON STOCK
             ISSUED PURSUANT TO AN AGREEMENT DATED NOVEMBER 13, 1995

                                    Max Munn
                                    President

                                 Interiors, Inc.
                              320 Washington Street
                              Mt. Vernon, NY 10553

                                 (914) 665-5400
                      (Name, address and telephone number,

                   including area code, of agent for service)

                                   COPIES TO:

                           Hartley T. Bernstein, Esq.
                           Bernstein & Wasserman, LLP

                                950 Third Avenue
                            New York, New York 10022

                                 (212) 826-0730

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /X/

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------

                                                    Proposed
                                   Proposed         maximum
Title of             Amount        maximum          aggregate  Amount of
securities           to be         offering price   offering   registration
to be registered     registered    per Share(1)     price(1)   fee
----------------     ----------    --------------   --------   -------------



Class A Common       60,000        $2.00            $ 120,000      $36.36
Stock, par value
$.001 per share


(1) Estimated solely for the purpose of calculating the registration fee based upon the average of bid and asked closing prices of the shares of the Class A Common Stock on January 6, 1997 of $1.94 and $2.06 as reported on The Nasdaq SmallCap Market.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Item 1.    Plan Information

         Item 2.    Registrant Information and Employee Plan Annual Information

PROSPECTUS

                                 INTERIORS, INC.

                     60,000 Shares of Class A Common Stock,
                       To be sold by a Selling Stockholder

         This Prospectus relates to the resale or offer for sale from time to time of 60,000 shares (the "Shares") of Class A Common Stock, $.001 par value (the "Class A Common Stock"), of Interiors, Inc., a Delaware corporation (the "Company"). Such Shares were acquired by the Selling Stockholder pursuant to a certain Marketing and Organizational Agreement, and a subsequent amendment thereto, between the Company and the Selling Stockholder. The Class A Stock is quoted on The Nasdaq Small Cap Market ("Nasdaq") under the symbol "INTXA". The Shares may be offered for sale by the Selling Stockholder from time to time through or to brokers in the over-the-counter market or otherwise at prices acceptable to the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the Shares pursuant to this Prospectus. All costs incurred in connection with the registration of the Shares are being borne by the Company. See "The Offering".

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS WHICH BEGINS ON PAGE 19."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A

CRIMINAL OFFENSE.

         No dealer, salesman or other person has been authorized to give any information or make any representations not contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to make such offer or solicitation in such jurisdiction.

                  The date of this Prospectus is January , 1997

                              AVAILABLE INFORMATION

         The Company filed with the Commission in Washington, D.C. a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act), with respect to the securities described herein. The Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. Summaries and reference to the contents of any contract or other document is not necessarily complete and, in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information including annual and quarterly reports on Forms 10-KSB and 10-QSB (File No. 0-24352) (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). For further information about the Company and the securities described herein, reference is made to the Registration Statement and to the exhibits filed therewith. The Registration Statement, including the exhibits thereto, and the Company's 1934 Act Filings may be inspected at: (i) the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and (ii) the offices of the Commission located at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661, and the offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis, and Retrieval System (EDGAR).

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents or portions thereof, as filed with the Securities and Exchange Commission by Interiors, Inc., a Delaware corporation (the "Corporation"), are incorporated herein by reference:

         (1) Annual Report on Form 10-KSB for the year ended June 30, 1996

         (2) Quarterly Report on Form 10-QSB for the period ended September 30, 1996.

         (3) The description of the Class A Common Stock, par value $.001 per share ("Class A Common Stock"), of the Corporation contained in the Corporation's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         The Company will provide without charge to each person to whom this

Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Max Munn, President, Interiors, Inc., 320 Washington Street, Mt. Vernon, New York 10553, telephone (914) 665-5400.

                                   THE COMPANY

         The Company was incorporated in October 1990 under the name A.P.F. Holdings, Inc., a New York corporation ("A.P.F.") and merged with and into Interiors, Inc., a Delaware corporation in March 1994. It has been engaged since 1990, through its A.P.F. Master Framemakers and Conservators Division ("A.P.F. Master Framemakers"), in the manufacturing and marketing of museum quality traditional and contemporary picture and mirror frames to museums, art galleries, decorators, collectors and frame retailers. The Company is qualified to do business in New York under the name A.P.F. Master Framemakers.

         The Company operates three showrooms, one at 75th Street in Manhattan, one in "Old City" in Philadelphia and one at the Company's Mt. Vernon location. The sales generated from the Manhattan showroom were approximately $821,000 and $474,000 for the quarters ended September 30, 1996 and 1995, respectively. The Philadelphia showroom generated sales of approximately $33,000 and $57,000 for the quarters ended September 30, 1996 and 1995, respectively. The Company's showroom in Mt. Vernon, New York, conducts business with upscale custom picture frame shops located throughout the country. Sales generated from the Mt. Vernon showroom were approximately $211,000 and $370,000 for the quarters ending September 30, 1996 and September 30, 1995, respectively.

         The Company believes that the decorative accessory supply industry will consolidate as major retailers attempt to increase their "single-sourcing" in order to reduce distribution and related expenses. The Company intends to capitalize on the fragmented nature of the supply side of the home decorative accessory industry and the consolidation of such industry through either strategic alliances or the acquisition of manufacturers and distributors of art-related decorative accessories. Through such means, the Company intends to increase the number and nature of products manufactured by the Company, thereby expanding its presence in the decorative accessories market. Such products will be offered for sale by the Company through its existing segments or other newly created units. Management believes that increasing the number and kinds of products it manufactures will enhance its ability to expand its wholesale operations as the Company develops the ability to market "whole room" packages of accessories to furniture and department stores.

A.P.F. Master Framemakers

         The Company's custom picture frames are marketed primarily to museums,

better art galleries, upscale frame shops and decorators, as well as collectors of important works of art under the trade name "A.P.F. Master Framemakers and Conservators" (previously defined and hereinafter referred to as "A.P.F. Master Framemakers"). A.P.F. Master Framemakers' customers have included nationally known museums, art institutes and galleries.

         There are approximately 15,000 picture frame retailers in the United States alone. In management's opinion, approximately 3,000 of these serve markets which the Company believes may be sufficiently affluent to support the Company's product line. The A.P.F. Master Framemakers division now conducts business with only approximately 300 of these retailers, or about 10% of this market segment. The Company plans to expand its sales to the "high-end" of this industry.

         Prices on individual custom-made frames range from $100 to well over $10,000 with the majority under $5,000. The Company has crafted several single frames in excess of $20,000 each during the last three years. The Company utilizes varying discount and pricing structures for its different market segments, with frame retailers receiving the largest price discount and art collectors receiving minimal price reductions depending on the level of aggregate annual purchases and the degree of customization requested. Historically, The A.P.F. Master Framemakers division has not experienced significant returns since its business is generated from orders for custom-made products.

Italia Collection

         On October 21, 1994 (the "Closing Date") the Company, through its newly-formed wholly-owned subsidiary, Italia, acquired all of the issued and outstanding stock of Murano Crystal Corp. ("Murano"), a Florida corporation doing business under the name "Italia Collection," pursuant to the terms of a certain stock purchase agreement dated October 21, 1994 (the "Murano Purchase Agreement") between Italia and Murano and Stephen M. Tucker, the sole stockholder and acquired all of the issued and outstanding capital stock of Ceramic Productions Corp., a Florida corporation ("Ceramic") pursuant to the terms of a certain stock purchase agreement dated as of such date (the "Ceramic Purchase Agreement") between Italia and Ceramic and Stephen M. Tucker and Michael D. Tucker, the sole stockholders. The Company agreed to pay such respective stockholders an "allocated portion" of three times the combined "after-tax earnings" of Murano and Ceramic, net of intercompany transactions for the third fiscal year following the Closing date. One-third of the purchase price is payable on or before each of September 28, 1997, 1998, and 1999 and, at the sole election of Italia, up to two-thirds of the purchase price is payable by the delivery of Class A Common Stock of the Company but in no event shall more than an aggregate of 300,000 shares of Class A Common Stock be issuable in payment of the purchase price under the Murano and Ceramic Purchase Agreements. Italia further agreed that in the event that it elects to pay a portion of the purchase price in shares of Class A Common Stock, that it will grant to the stockholders a one-time "piggy-back" registration right for the inclusion for registration of such securities in a registration statement filed under the Securities Act at such time as other securities are registered following the fifth anniversary of the Closing Date provided that the respective stockholder is at the time of such registration an employee of the Purchaser. As of the date of this filing, no payments have been made to the seller for this acquisition, nor have any liabilities for such payment been recorded on the Company's financial statements. The parties are currently in dispute regarding the nature and amount, if any, of the consideration necessary. Discussions are currently in progress. In the opinion of management, there will not be any material adjustment to the Company's financial position or results of operations as a result of the outcome of such discussion. In connection with the Italia transaction, the Company entered into an employment agreement with one of such stockholders and a consulting agreement with a relative of such stockholders. In July 1995, both the employment and consulting agreements were terminated by the Company.

         During the months of March and April 1996, the Company has moved its Italia Collections subsidiary to the Lance Acquisition Corporation (Lance), a Massachusetts manufacturer and distributor of various products to the giftware and collectibles market. Subsequently, the Company has determined that this facility is not suitable to its operating needs. As a result, the Company has fully removed its operating assets from Lance and is seeking alternative sources for the production of its Italia product line.

Discontinuation of operations of Interiors Catalog

         On March 31, 1996, the Company's Board of Directors decided to discontinue the Company's catalog operations because of declining revenues and high operating costs. As a result, a charge against earnings of approximately $2,100,000 was recorded at June 30, 1996. For the twelve months ended June 30, 1996, losses from continuing catalog operations totaled $789,332. The Company plans to fully carry out the discontinuation of the catalog operation by March 31, 1997. The Company plans to wind down operations by filling existing orders and possibly mailing one final catalog as a "close-out sale" to liquidate inventory. The financial statements included with this filing have reclassified the results of operations for the quarter ended September 30, 1995 as if the Company's catalog operations had been discontinued in the quarter ended September 30, 1995.

Manufacturing

         The Company's manufacturing operations include specialized woodworking systems using unique and customized proprietary equipment, tools, dies and molds especially created for the Company. Production also includes frame finishing, which involves gold leaf application, antiquing and painting.

         The Company maintains an inventory of metal and wood molding, composite resins and other materials for use in its manufacturing processes. The Company's mold and steel die inventory allows reproduction of frames from the 14th Century (gothic) to the present day. These tools can be used to produce over 1,500 styles of picture and mirror frames. The Company has an extensive collection of tools, molds and dies and has been unable to locate any other manufacturer of picture frames which casts glass and urethane composite reproductions of decorative frames to the extent and type that the Company does.

         No single outside manufacturer supplies five percent or more of the Company's products, and the Company's management is not aware at this time of any product or manufacturer that the Company cannot replace with a comparable product from an alternative manufacturer.

Products

         Custom Frames. Each frame manufactured by the Company's A.P.F Master Framemakers Division is individually made to the customer's size and finish "coloration" specifications. In approximately 40% of the orders received by this division, the customer also specifies a customized decorative element or carving change to the basic design of the frame. The A.P.F. Master Framemakers Division uses primarily fine domestic hardwoods and other traditional materials to hand carve a "museum" quality frame. The Company's custom frames include styles as follows: (a) Gothic through the Renaissance and various Italian styles; (b) a product range of 15th through 17th Century Spanish designs; (c) a variety of French "Empire" styles;
(d) Dutch and Northern European designs, generally 17th Century styles; (e) various English designs, including Queen Anne and Georgian; (f) a broad range of American styles, including Colonial, Federal, Empire, Late 19th Century Hudson River School type frames, turn- of-the-century designs, including designs by the artists Whistler, Prendergast, and others; and (g) contemporary designs utilizing hardwoods and welded brass and aluminum. The Company has selected the most popular segments of some of these periods, and has incorporated them into brochures which picture the actual designs.

         Ceramic accessories and collectibles. The Company's Italia Collections Inc. subsidiary ("Italia") manufactures and markets ceramic and hydrocal sculptures, resin framed mirrors, and other decorative accessories for the home.

Organization

         Interiors, Inc. (the "Company" or "Interiors" known formally as A.P.F. Holdings, Inc. or "A.P.F.") was incorporated pursuant to the laws of Delaware in February 1994. A.P.F. was incorporated pursuant to the laws of New York in October 1990. A.P.F. was incorporated in order to reincorporate in the State of Delaware. Effective March 1994, A.P.F. merged with and into the Company. In October 1994, the Company purchased "Ceramic Production Corp." and "Murano Crystal" to form a wholly-owned subsidiary, "Italia Collections, Inc."

         After giving effect to the discontinuance of the Catalog operations, the Company has two operating divisions: 1) the Custom Framing Division which is engaged in the manufacture of antique and contemporary picture frames for museums, art galleries, designers, collectors and frame retailers; and 2) the Wholesale Division, which manufactures and markets a line of high-end traditional and contemporary mirrors through upscale retail furniture and department stores. The wholesale division's wholly owned subsidiary manufactures and markets ceramic vases and bowls, sculpture and lamps to upscale furniture stores, furniture galleries, department stores, catalog and other decorative accessory retailers. The majority of the Company's sales are domestic. Sales to the largest customer totaled $390,000, or 30% for the quarter ended September 30, 1996.

         Pursuant to a March 3, 1996 agreement relating to the capitalization of Decor Group, Inc., ("Decor"), an affiliate of the Company, Decor issued to the Company 250,000 shares of its Series A Convertible Preferred Stock and an option to purchase 10,000,000 shares of its Series B Non-Convertible Voting Preferred Stock (the "Option Shares") in exchange for issuance to Decor by the Company of 200,000 shares of its Class A Common stock and 200,000 shares of its Series A Convertible Preferred stock and a guarantee with respect to certain indebtedness should such indebtedness become necessary. The Company exercised its option to purchase the Option Shares in September 1996, for total cash consideration of $2,000. Concurrent with the exercise of this option, the Company executed a Voting Agreement (the "Voting Agreement") to vest the power to vote the Option Shares in the current Board of Directors of Decor The Voting Agreement will expire on December 31, 1997. The Board of Directors of Decor is currently comprised of three individuals, one of whom is Max Munn, the Company's President and Chief Executive Officer (and also the Chairman of the Board of Decor), and two of whom are otherwise unrelated to the Company. Conversion of the 250,000 shares of Series A Convertible Preferred stock into Common Stock would give the Company approximately 86% of the voting stock of Decor. On November 12, 1996 (the "Effective Date"), a public offering by Decor of certain of its securities was declared effective by the Securities and Exchange Commission. The Company's interest in Decor will be recorded on the Company's financial statements under the equity method of accounting until such time the Company obtains unconditional and effective control of Decor, which is expected to occur upon the expiration of the Voting Agreement.

Marketing

         The Company currently markets its custom picture frames to art galleries, museums, custom frame retailers, art consultants, artists, corporations and private collectors.

         Typically, sales for the picture frame division are generated through the following activities:

o Sales of "high-end" custom-made picture and mirror frames through the Company's three showrooms.


o Sales to retail picture framers. These sales generally require that the Company supply samples or "corners," consisting of two short sides of the frame, to the retailers who use the "corners" to promote the sales of the Company's frames.

         The Company has established an unwritten arrangement with an art gallery in Manhattan at 231 E. 60th Street to allow one of the Company's employees to work from that location to assist the gallery in the sale of custom picture frames to gallery clients and other customers. The Company operates from such location without a lease or any cost or obligation of any kind and has done so since the Company's inception.. Less than 4% of the Company's revenues are generated through that location. While the Company believes that the relationship is mutually beneficial to both the Company and such gallery, there can be no assurance that the art gallery will allow the relationship to continue.

         The Company markets its corners to the retail framer through direct mail brochures and through advertising in trade publications. The Company believes these corners aid the retail framer in the sale of custom framing to the consumer. The retail framers' investment in new corners is made significantly easier by both the Company's extended payment terms for corners and its coupon redemption program. The Company offers the retailer the opportunity to extend payments for corners over several months. The coupon redemption program encourages utilization of the corners by affording the retail framer credit on his first order of that particular style of frame from the Company. The Company intends to expand its distribution of such corners through the increase in its advertising expenditures and by offering more liberal payment terms. To the extent retail framers accept such extended payment terms, the Company expects that its levels of accounts receivable will increase.

         The Company plans to add an additional showroom in a key market on the West Coast of the United States during the next fiscal year. The Company has not identified the exact location of such showroom facility and there can be no assurance that the Company will be able to select locations which are suitable or be able to lease showroom space on acceptable terms or be able to attract and hire qualified personnel for such facility. The possibility exists that the Company will not adequately forecast the time, costs, management and capital needed to expand its A.P.F. Master Framemakers Division.

Suppliers

         Substantially all of the picture and mirror frames sold by the Company are manufactured by the Company in its facility in Mt. Vernon, New York. The Company purchases wood, composite resins, gold leaf, plexiglas, matboards and other materials from a wide variety of sources, and has at least two, and often more, suppliers for each item used in its manufacturing process, and is not dependent upon any one supplier. The Company currently purchases from a vendor base of more than 300 suppliers. While there are many suppliers of most materials, the Company has chosen to limit the majority of its purchases to the one or two vendors with whom it has developed long-term relationships. The

Company generally does not need to enter into contracts with its suppliers as most merchandise is readily available from multiple sources.

Competition

         The custom framing industry in the United States is highly fragmented and consists primarily of small, local framing retailers. Only a few companies are basic manufacturers of higher priced picture frames, which frames are selected for valuable works of art owned by museums, galleries and collectors. Custom framing of the type produced by the Company is not in competition with local frame stores. Management of the Company believes that its A.P.F. Master Framemakers division is one of the largest custom framers of its type in the country. However, there can be no assurance that the Company's position in this industry will continue.

         Management believes that the sale of decorative accessories in the wholesale market is also highly fragmented, with thousands of small, specialized manufacturers and distributors and management is not aware of a manufacturer of upscale decorative accessories similar to those distributed by Italia.

         The Company believes that its competitive advantage lies in its ownership of a substantial number of models, tools, dies and molds developed from museum-quality antiques and its continuing ability to manufacture quality reproductions of those antiques. Management also believes that the Company is further protected by what the Company considers to be its excellent reputation with its customer base and management's estimation that the cost today (i.e. the difficulty) of obtaining antiques to reproduce, as well as the costs to build tools, dies and molds, make the entry of meaningful competition extremely difficult. Management believes that it would be difficult to build such a collection of tools, dies and molds because of the cost of acquiring antiques and the reluctance of museums and collectors to loan or dispose of irreplaceable antiques and the difficulty in establishing a trained work force of skilled crafts people.

         However, there can be no assurance that such assets will continue to afford the Company any competitive advantage. See "Manufacturing."

Backlog and Backorders

         The Company has no backlog in its A.P.F. Master Framemakers division since the nature of custom framemaking requires that frames be constructed only after receipt of an order. Such custom orders are generally filled approximately thirty days after receipt of the order. At September 30, 1996, open orders total $666,000.

         As of September 30, 1996, the Company's Italia Collections, Inc. ("Italia") subsidiary has a backlog of approximately $103,000. During the month of April 1996, the Company moved Italia's operations from Florida to Massachusetts. Soon thereafter, it became apparent that operational restrictions at this new location would prevent Italia from providing a reliable and ongoing supply of merchandise. Accordingly, the Company has temporarily halted the acceptance of new orders for Italia products and is arranging for product sourcing from an established, third-party manufacturer.

Patents and Trademarks

     The Company believes that its future success does not depend upon patents. Instead, the Company depends, to a large extent, upon the technical competence and creative skills of its personnel and on its unpatented proprietary technology as well as its collection of tools, dies and molds. The Company believes that it owns or has the right to use all proprietary technology necessary to manufacture and market its existing and planned products. The Company has no knowledge that it is infringing on any existing patent such that it would be liable for material damages or be prevented from manufacturing or marketing its products. In fact, most of the Company's technology is process-related and may not be patentable. The decorative accessory manufacturing industry is generally not technology driven, but is more design and marketing driven; consequently there are few applicable patents in this industry. In the event the Company's right to market any of its products were to be successfully challenged, the Company may be required to discontinue certain products and the Company's business and prospects may be adversely affected if acceptable alternative products were not available.

         The Company owns the registered trademarks: "Interiors" and "A.P.F." The name "Italia Collection" was registered by the former owner of this business with the Secretary of State of Florida. Pursuant to the acquisition of this business by the Company, it also owns this trademark.

         The Company does not own any other patents, copyrights, or other intellectual property. The Company relies upon trade secrets, a substantial quantity of tools, dies and molds and continuing design and marketing innovation to maintain its competitive position.

Research and Development

         The Company continually seeks to develop additional design and related molds for picture and mirror frames and capitalizes the cost thereof over a five-year period. The Company estimates that it has expended approximately $ 0 and $3,600 on such activities during the quarters ended September 30, 1996 and 1995, respectively. There can be no assurance that such product development activity will yield profitable growth.

Government Regulation

         The Company must comply with federal, state and local laws affecting companies in the manufacturing and catalog business. To date, such government regulations have not had a material adverse effect on the Company. Prior to the date of this filing, the New York Environment Conservation Department has requested the Company to provide operation plans with regard to the management of chemical and waste material currently stored on the Company's premises. The Company has complied with this request. No other requirements or requests are currently pending from any agency or representative or any governmental authority.


Employees

As of the date of this filing, the Company had a total of 82 full-time employees. Effective April 1, 1991, the Company signed a three-year collective bargaining agreement with the Production, Merchandising and Distribution Employees Union, Local 210, Affiliated with The International Brotherhood of Teamsters, Chauffeurs,

Warehousemen and Helpers of America, AFL-CIO (the "Union") covering its manufacturing employees. The agreement contains a provision for an automatic two-year renewal through April 1, 1996. As of the date of this filing, the Company is currently negotiating the renewal of its Union contract. None of the Company's employees have been on strike, or threatened to strike since the Company's inception and the Company believes its relationship with all of its personnel is satisfactory.

Acquisitions and Strategic Alliances

         Part of the Company's long-term plan for growth includes either the acquisition of or entering into strategic alliances with unrelated companies in the decorative accessories industry to maximize market potential. For this purpose, pursuant to a March 3, 1996 agreement relating to the capitalization of Decor Group, Inc., ("Decor"), an affiliate of the Company, Decor issued to the Company 250,000 shares of its Series A Convertible Preferred Stock and an option to purchase 10,000,000 shares of its Series B Non-Convertible Voting Preferred Stock (the "Option Shares") in exchange for issuance to Decor by the Company of 200,000 shares of its Class A Common stock and 200,000 shares of its Series A Convertible Preferred stock and a guarantee with respect to certain indebtedness should such indebtedness become necessary. The Company exercised its option to purchase the Option Shares in September 1996, for total cash consideration of $2,000. Concurrent with the exercise of this option, the Company executed a Voting Agreement (the "Voting Agreement") to vest the power to vote the Option Shares in the current Board of Directors of Decor The Voting Agreement will expire on December 31, 1997. The Board of Directors of Decor is currently comprised of three individuals, one of whom is Max Munn, the Company's President and Chief Executive Officer (and also the Chairman of the Board of Decor), and two of whom are otherwise unrelated to the Company. Conversion of the 250,000 shares of Series A Convertible Preferred stock into Common Stock would give the Company approximately 86% of the voting stock of Decor. On November 12, 1996 (the "Effective Date"), a public offering by Decor of certain of its securities was declared effective by the Securities and Exchange Commission. The Company's interest in Decor will be recorded on the Company's financial statements under the equity method of accounting until such time the Company obtains unconditional and effective control of Decor, which is expected to occur upon the expiration of the Voting Agreement.

         During the quarter ended September 30, 1996, the Company has also provided $824,000 in cash as part of the capitalization of Decor. At September 30, 1996, the Company was unable to make a valuation of either the securities issued or received in the capitalization of Decor. This valuation will take place subsequent to the Effective Date of the Decor public offering. At September 30, 1996, the Company's investment in Decor is based on its cash investment only. The basis may substantially change if the ultimate valuation of the securities exchanged warrants such change.

         Decor entered into an asset purchase agreement (the "Agreement") with Artisan House, Inc. ("Artisan House") to purchase substantially all of the operating assets, and assume certain liabilities, of Artisan House for an aggregate purchase price of $3,626,400, subject to certain adjustments. Decor and Artisan House closed the transaction effective close of business November 18, 1996. Artisan House, located in Los Angeles, California and founded in 1964, is engaged in the design, manufacturing, and marketing of metal wall, table and freestanding sculptures. Management believes that Artisan House's products bridge the gap between high priced gallery art and mass produced decorative pieces. Artisan House products retail from approximately $100 to over $400. The primary goal of Artisan House is to supply a broad spectrum of design driven sculpture and decorative accessories at moderate prices.

         As part of the Company's investment in Decor, during the months of August and September 1996, the Company purchased 54,934 shares of Decor's Series C Non-Voting, Convertible, Preferred Stock at a cost of $824,000.

         Pursuant to a March 31, 1996 agreement relating to the capitalization of Decor, Laurie Munn, wife of the Company's President and Chief Executive Officer purchased and was issued certain shares of the Common Stock of Decor. As of the date of this filing, Ms. Munn was issued 200,000 shares of the outstanding 2,625,000 common shares of Decor. Also, the Company has executed a management agreement with Decor, whereby the Company will provide management and administrative support to Decor. At September 30, 1996, approximately $19,000 of fees were accrued by the Company for such services.

         Laurie Munn, wife of the Company's President and Chief Executive Officer, was issued 9 of the outstanding 100 Common shares of Lance Acquisition Corp. ("LAC") which on March 3, 1996 acquired the assets of The Lance Corporation ("Lance") a Massachusetts manufacturer and distributor of various products for the giftware and collectibles marketplace. The Company and LAC entered into an agreement whereby each entity will guarantee certain liabilities of the other. Subsequently, LAC disposed of its interest in Lance, and has finalized the terms of transition with the new owners and existing secured creditors.

Description of Property

         The Company has its principal offices at 320 Washington Street, Mt. Vernon, New York, where it has sub-leased approximately 56,000 square feet of administrative offices, manufacturing and warehousing facilities and a factory showroom. The Company's sublease with Stern Metals expires 31, 1996. The Company's monthly base rent payments under the sublease are approximately $20,000 per month. As of the date of this filing, the Company and Stern Metals agree that rent of approximately $199,000 is accrued at September 30, 1996. The Company and Stern Metals are currently negotiating terms of the payment of this liability. The Company is also negotiating an extension its lease with the new owners of the building. The Company has determined that there is substantial manufacturing and warehousing space available in its present vicinity if the Company were required to expand or relocate some or all of its current facilities. However, there can be no assurances that when the current sublease for the Company's principal facility expires that the Company will be able to negotiate a renewal thereof on acceptable terms or obtain alternative manufacturing and warehousing space on terms acceptable to the Company.

         The Company also operates three specialty custom frame showrooms, which are in Mt. Vernon, New York City, and Philadelphia. The Company occupies approximately 1,800 square feet of showroom and office space at 172 East 75th Street in New York City pursuant to a lease expiring January 31, 2003 between the Company and Francesco Saggese. The lease requires the Company to pay rent at rates which escalate 4% per year on February 1 and which rental is currently approximately $6,200 per month. In addition, pursuant to a five-year lease agreement dated August 31, 1995 between I.R.A.L., Inc., a subsidiary of the Company and Hoopskirts Factory Partners, the Company occupies approximately 5,740 square feet of showroom, warehouse and office space in "Old Town" Philadelphia, PA. The agreement provides for minimum rent of $2,500 per month. Under the current lease agreement, the lease term will expire on August 31, 2000. The Company believes alternate space is available if the Company is required to relocate and that any such relocation would not have a material adverse effect on the Company. However, there can be no assurance that the Company will be able to obtain such alternate space on terms acceptable to the Company.

         During April 1996, Italia moved its operations to the premises of The Lance Acquisition Corporation ("Lance"), a Massachusetts manufacturer and distributor of various products to the giftware and collectibles market. Lance operates in a 48,000 square foot facility located at 321 Central Street, Hudson Massachusetts 01748. Italia had occupied approximately 10,000 square feet of this space on a temporary basis. The Company is arranging for the sourcing of Italia products from an established, third-party manufacturer. As of the date of this filing, the Company has fully vacated Lance's facilities. Italia had occupied approximately 1,750 square feet of space at International Home Furnishings Center ("IHFC") in High Point, North Carolina, pursuant to a lease dated May 1, 1993. The term of the lease was five years and required rent payments of approximately $2,200 per month. The Company and the IHFC terminated the Italia lease effective November 1996.

         The Company believes all of such facilities are adequate for its current needs; however, the Company will require approximately 1,500 to 2,000 square feet of space for its contemplated showroom location. Inasmuch as the Company has not selected the city in which it plans to establish such showroom, it has no arrangements for such lease and there can be no assurance that the Company will be able to obtain appropriate facilities on terms acceptable to the

Company.

Legal Proceedings

         During April and May of 1995, Hide Tashiro commenced two lawsuits totaling $225,000 (plus interest and attorney's fees) against the Company and others. The complaint demands payment by the Company for loans made by the plaintiff. The Company believes it has meritorious defenses against these claims since it believes that it is owed commissions in excess of the loan payment. In April 1996 the plaintiff's motions for summary judgement were denied and the court held that there was an issue of fact to be tried. As of the date of this filing, there has been no further action.

         On or about December 28, 1994, Merrill Corp. filed a complaint in the Supreme Court of the State of New York, county of New York against the Company seeking payment for goods sold and delivered to the Company. The matter was settled in July 1996.

         In July 1995, the Company through its attorneys made demand against Morgan Steel Ltd. The office of which is located on the Isle of Man, England, for the payment to the Company of $362,507 on account of a perceived violation of Section 16 (b) of the Securities and Exchange Act. No response to said demand for payment has been made to date. On May 23, 1996, the Company's Board of Directors resolved that the Company and its officers and directors undertake no action given the uncertainty of the cost of collectibility, and ultimate legal liability of Morgan Steel Ltd. either in the United States or the Isle of Man. As of the date of this filing, there has been no further action.

         Gear Holdings, Inc. brought an action against the Company for the alleged breach of a licensing agreement. The Company denies that it was a party to an agreement, or that an agreement in writing exists with Gear, or that any sum of money is owed. The complaint demands sums Gear allegedly would have received under an agreement in a sum to be determined, but not less than $250,000.

         In July 1996, certain litigation brought against the Company and its principals and Directors by Ted Stevens, Ann Stevens and Morris Munn, as listed below, was settled. Settlement of the lawsuits by Ted Stevens and Morris Munn against the Company and its officers and Directors are subject to Court approval. Although such Court approval has not been received as of the date of this filing, the Company anticipates receiving such approval since to the Company's knowledge, there have been no objections to the terms of the settlement.

         (a) On October 13, 1995, Ted Stevens, individually, as a Shareholder and Director and Morris Munn, individually and as a Director and on behalf of themselves and all other similarly situated Shareholders and Directors of the Company filed a complaint in the Supreme Court of the State of New York, County of Westchester, against the Company and its directors seeking unspecified damages and certain changes in the composition of the Company's Board.

         (b) On December 1, 1995, Ted Stevens filed a complaint in United States District Court, Southern District of New York, against Laurie Munn and American Stock Transfer & Trust Company seeking, among other things, the equitable recision of a stock sale agreement between Mr. Stevens and Ms. Munn. On February 29, 1996, the Court held that Mr. Stevens did not have the right to recision and denied Mr. Stevens' motion for a preliminary injunction and on April 17, 1996, the Court dismissed the action for lack of subject matter jurisdiction.

         (c) On December 12, 1995, Ann Stevens filed a complaint in the Supreme Court of the State of New York, County of Nassau against the Company and certain Directors seeking, among other things, compensatory and punitive damages arising out of the alleged breach of Ann Stevens' Employment Agreement.

         (d) On April 23, 1996, Ted Stevens filed a complaint in the Court of Chancery of the State of Delaware against the Company and certain Directors, seeking among other things, the recision of a certain stock sale agreement between the Company and Laurie Munn.

         The litigation relating to the termination of the 1995 employment agreement between Ann Stevens and the Company has been settled by the execution of an employment severance agreement (the "Agreement"). Pursuant to the Agreement, the Company paid Ms. Stevens $63,000 for accrued and unpaid compensation upon execution of the Agreement. Subsequently, for a period of seven years, the Company will make bi-weekly payments to Ms. Stevens to total $72,000 for the first year, $70,000 for each of the next three years, and $50,000 for each of the final three years. As additional compensation, the Company will pay Ms. Stevens for reimbursement for certain expenses, $50,000 in various installments during the four months ending December 1996. The Company also entered into a non-compete agreement with Ms. Stevens for which the Company will make bi-weekly payments to Ms. Stevens to total $25,000 per year for seven years, plus automobile and insurance costs for five years. As of June 30, 1996, the Company issued to Ms. Stevens 50,000 shares of the Company's Class A Common Shares, which were previously committed to Ms. Stevens pursuant to her 1995 employment agreement. The purpose of this filing, among other things, is to register these 50,000 Class A Common Shares with the Securities and Exchange Commission. The 50,000 Class A Common Shares are subject to a "lock-up" agreement with VTR Capital Corporation, the Company's investment bankers. As of June 30, 1996, the Company placed into escrow 1,250,000 shares of its Class B Common Shares (the "Escrow Shares") with Michael Levine, Esq., attorney of Ms. Stevens, as escrow agent (the "Escrow Agent"). The Escrow Agent shall abstain from voting the Escrow Shares for any purpose, except in the event of either the failure by the Company to adhere to the payment provisions noted above or the financial insolvency of the Company. If either event occurs, Ms. Stevens will be in a position to elect replacement Directors. Once the payment provisions in the severance and non-compete agreements are satisfied, the Escrow Agent shall return the Escrow Shares to the Company.

         The Munn Trust of 1975, Sol Munn and Evelyn A. Munn, Co-Trustees commenced an action against the Company as well as Max Munn, the Company's President and Chief Executive Officer and Laurie Munn, his wife for non-payment of $150,000 plus interest. The Company claims that any obligation that it had pursuant to this matter has been satisfied by the Company in the prior fiscal year and that any amounts that may be unpaid are due solely by Mr. and Mrs. Munn. The Company has not guaranteed such liabilities.

         SJP Contractors of New York, Inc. commenced an action in September 1996 against the predecessor entity of the Company, A.P.F. Holdings, Inc., and others for $208,165 for work, labor, and services allegedly performed in January 1991 for the renovation of the Company's premises. The Company's answer pleads that payment was made for the amount owed.

         Artagraph Reproduction Technology, Inc., a Canadian company, brought an action against the Company demanding the sum of $27,838.08 plus attorney's fees, alleging that the Company was obligated to deliver a confession of judgement in connection with the sale of merchandise. Artagraph seeks injunctive relief; the Company is not aware of a determination of this motion by the Court and denies any obligation to Artagraph.

         In September 1991, without admitting or denying the allegations, Max Munn, the Company's President and Chief Executive Officer agreed with the Federal Trade Commission ("FTC") to the entry of a Consent Order in an action brought against Mr. Munn and others; which action arose out of the advertising of certain lithographs of original works of art as regards to whether or not the artist had played a substantial role in the production of the lithographs. The case was settled before trial or discovery solely with entry of the above Consent Order; which enjoins Mr. Munn from making certain representations in connection with the sale of any works of art. The Consent Order also requires Mr. Munn for a period of five years (which expired as of September 1996) as to the maintenance of certain records as they concern the sale of certain lithographs.

         The Company is subject to other claims and litigation in the ordinary course of business. In management's opinion, such claims are not material to the Company's financial position or its results of operations.

                                  RISK FACTORS

         The purchase of the securities offered hereby involves a high degree of risk. Prospective purchasers should carefully consider the following risk factors, as well as other matters set forth elsewhere in this Prospectus, before deciding whether to invest in the Company's securities

         Modified Auditor's Report; Working Capital Deficit:. The Company's independent auditors have modified their report on the Company's financial statements for the year ended June 30, 1996. The Company's ability to continue as a going concern is dependent upon the successful achievement of certain initiatives currently in progress. Most importantly, the Company has made a major investment in Decor Group, Inc. ("Decor"). Effective November 19, 1996, Decor has acquired substantially all of the operating assets and assumed certain liabilities of a California based manufacturer of metal wall-art and related accessories. To finance this acquisition, Decor offered for sale to the public certain of its equity shares. Such Offering was declared effective by the Securities and Exchange Commission on November 12, 1996. (See "The Company") As of September 30, 1996, the Company had a working capital deficit of approximately $1,586,000 and negative cash flow from operations for the quarter ending September 30, 1996 totaling approximately $779,000. See "The Company" and the Company's Form 10-KSB for the period ended June 30, 1996 which is incorporated by reference. Further, in connection with Decor's public offering, the Company will recognize any gains in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 51

         Cash Flow Constraints: The Company has been experiencing a shortage of working capital since commencement of its catalog operations in February 1992. Initially, this shortage was due substantially to the fact that the unexpected response to catalog mailings and therefore the demand for the products offered exceeded the Company's ability to finance the cost of inventory levels adequate for such demand, thus leading to delays in fulfilling orders. Ultimately, the working capital shortages became more a function of the difficulty in sustaining revenue levels from the catalog business and the high costs associated with the conduct of such business, particularly with respect to recent substantial increases in paper, printing, and postage costs. Although management has decided to discontinue the catalog business as of March 31, 1996, there can be no assurance that such action will eliminate current cash restraints.

         Financing costs of doing business. Currently, the Company incurs significant costs incurred in the financing of its business operations. Two principal sources of financing are currently available to the Company. On February 15, 1996, the Company entered into a financing agreement with a New York based secured lender whereby its Italia Collection subsidiary may borrow pursuant to an asset-related formula. Under this agreement, upon confirmation of shipments, the lender will advance 70% of the receivable to the Company. Upon collection of the receivable, the lender remits the balance of 30%. Interest is calculated on the daily cash balance at the rate of prime plus 9% per annum (17.25% as of the date of this filing) or a minimum of 18% per annum against a minimum monthly defined compensation of $3,000. As of the date of this filing, the amount due to the lender was approximately $813,000. The Company is currently pursuing alternative financing arrangements, but as of the date of this Prospectus, no such arrangements have been made. No assurances can be given that alternative arrangements, whether or not at more favorable terms, can be made. As of the date of this Prospectus, interest charges for the quarter ended September 30, 1996 pursuant to this arrangement total approximately $38,000. The Company currently maintains a line of credit with a New York bank based on receivables and inventories, bearing interest at a rate of prime plus 1% (9.25% as of the date of this Prospectus.) As of the date of this Prospectus, the balance of the line of credit is $815,000. Interest charges for the quarter ended September 30, 1996 pursuant to this line of credit total approximately $21,000. The Company and the bank have agreed that the line of credit will be reduced by $20,000 per month. Accordingly, the Company is seeking alternative arrangements. No such arrangements have
been made as of the date of this Prospectus, nor can any assurances be given that alternative arrangements can be made at more-favorable or even comparable terms.

         Liquidity of Current Business Operations. Management believes that cash flow from operations as they currently exist are not sufficient to support such operations. For the quarter ended September 30, 1996, approximately $779,000 of cash was used in the Company's operating activities. Accordingly, Company management is now identifying and implementing the corrective changes deemed necessary. The Company has taken certain specific steps for this purpose. As of March 31, 1996, the Company has decided to discontinue its catalog operation. The difficulty associated with the maintenance of such revenues, together with relatively high costs of operations have led to this decision. Also, during the months of March and April 1996, the Company has moved its Italia Collections subsidiary to The Lance Corporation (Lance), a Massachusetts manufacturer and distributor of various products to the giftware and collectibles market. Subsequently, the Company has determined that this facility is not suitable to its operating needs. As a result, the Company has fully removed its operating assets from Lance and is finalizing the terms under which it will source the production of its Italia product line with a Mexican company. Final arrangements for such sourcing have not been completed. During the quarter ended December 31, 1996, the Company entered into an exclusive three-year contract to provide certain services to a major "direct-in-home" marketer of computer enhanced photographic enlargements. The Company expects that this arrangement will provide significant incremental revenues. Finally, the Company is currently reviewing its staffing needs and has already made certain staff reductions. No assurances can be given that the actions described above, or any subsequent actions will fully meet management expectations or offset the current operating cash shortfall.

         Dilution. Dilution may result to holders of the Company's Series A Preferred Shares in the event of exercise of outstanding Warrants at exercise prices that are less than the prices paid by purchasers of Series A Preferred Shares. Additional dilution may result to holders of the Company's Class A Common Shares in the event of the conversion of outstanding Class B Shares, Series A Preferred Shares, or the exercise of outstanding Warrants, or options at exercise prices that are less than the prices paid by purchasers of Class A Shares. See "Description of Securities."

         Dependence on Management. The Company is highly dependent on the services of Max Munn, President, Chief Executive Officer and Treasurer. The loss of the services of this executive could have a material adverse effect upon the business and prospects of the Company. In the event that the Company's financial condition stabilizes, the Company will investigate securing "key person" life insurance in the amount of one million dollars on the life of Max Munn.

         Voting Control by a related party, a former Director, and an escrow agent. Laurie Munn, wife of the Company's President and Chief Executive Officer owns approximately 25.5% (519,750), Theodore Stevens, a former director of the Company owns approximately 13.2% (269,750), and Michael Levine, as escrow agent owns approximately 61.3% (1,250,000) of the Company's 2,039,500 issued and outstanding Class B Shares, each such Class B Share entitled to five votes or approximately 70.4% of the votes to which the Class A and Class B Shares taken as a single class are entitled and assuming that none of the outstanding Warrants is exercised. Accordingly, these three individuals are in a position to influence the election of the Company's directors and the Company's business affairs. See "Description of Securities".

         Potential Conflicts of Interest. The Company has from time to time entered into certain transactions with its officers, directors and/or associates and relatives of such persons. Although two independent directors currently serve on the Company's Board of Directors, the likelihood of such transactions to continue in the future is highly probable.

         Dependence on Skilled Craftsmen and Salespersons. The Company's A.P.F. Master Framemakers division, a provider of fine picture frames for art galleries, upscale retail picture framers, museums, collectors and decorators in the U.S., relies on its skilled craftsmen with specialized skills in the design and crafting of its frames and the manufacture of other of its products. Although the Company attempts to hire and train skilled craftsmen, the inability of the Company to retain skilled craftsmen and creative designers may adversely affect the division's operations. Furthermore, the Company is dependent on the showroom salespersons who have relationships with museum curators, art collectors, architects and other purchasers of "museum" quality picture frames. The loss of such persons could have a material adverse impact on the Company. See "The Company-Personnel."

         Possible Change of Control. Various legal proceedings have been in progress between and among the Company's President and Chief Executive Officer, his wife, other members of the Company's Board of Directors, a former member of the Company's Board of Directors, and such former member's wife who was also a Company executive. The proceedings involved various issues, but primarily involved the composition of the Company's Board of Directors, the status of a sale of 269,500 of the Company's Class B Common shares by Theodore Stevens to Laurie Munn, an alleged breach of an employment agreement between the Company and Ann Stevens, wife of Theodore Stevens (a former Director), the status of a sale of 250,000 shares of the Company's Class B Common shares to Laurie Munn, and the sustainability of any election at a shareholder's meeting should the Company hold such a meeting during the pendency of certain legal proceedings. The parties to these various actions have entered into various agreements in settlement of all differences. Under the terms of settlement, the Company must, among other things, provide over seven years bi-weekly payments to Ann Stevens in settlement of her employment agreement with the Company. Ms. Stevens' attorney, Michael Levine, Esq. has been appointed escrow agent and issued 1,250,000 shares of the Company's Class B Common Stock (the "Escrow Shares"). Mr. Levine is empowered to vote these shares, which represent voting control of the Company, to replace the Company's Board of Directors in the event of the Company's default of its obligations under the settlement agreements. After the Company fully performs under the settlement agreements, which will take place after seven years, the Escrow Shares will be returned to the Company. See "The Company - Legal Proceedings."

         Possibility of Litigation Involving Works of Art. Although the Company endeavors to buy products which it believes the supplier has the right to distribute, in the event an artist claims that his copyright has been violated, the Company may be joined in any action against the supplier for infringement. Each of the Company's vendors is required to execute and return to the Company a certificate that the merchandise conforms to all federal and state laws as to labeling, brands, etc. and agreeing to indemnify the Company against claims arising from violation of trademark, patent or similar laws; however, there can be no assurance that the Company would be successful in enforcing any such agreement. The Company knows of no such claims which have been asserted nor lawsuits which have been threatened other than as disclosed herein. There can be no assurance that claims and/or lawsuits will not arise in the future or that the cost of defending such actions will not be material. See "The Company Legal Proceedings" and " - Patents and Trademarks."

         Consent Order for Permanent Injunction as to Max Munn. In September 1991, without admitting or denying the allegations, Max Munn, the Company's President and Chief Executive Officer agreed with the Federal Trade Commission
(FTC) to the entry of a Consent Order in an action brought against Mr. Munn and others; which action arose out of the advertising of certain lithographs of original works of art as regards to whether or not the artist had played a substantial role in the production of lithographs. The case was settled before trial or discovery solely with entry of the above Consent Order; which enjoins Mr. Munn from making certain representations in connection with the sale of any works of art. The Consent Order also requires Mr. Munn for a period of five years (which expired as of September 1996) as to the maintenance of certain records as they concern the sale of certain lithographs.

         Competition. The custom framing industry in the United States is highly fragmented and consists primarily of small, local framing retailers. Only a few companies are basic manufacturers of higher priced picture frames, which frames are selected for valuable works of art owned by museums, galleries and collectors. Custom framing of this type is not in competition with local retail frame stores. Management of the Company believes that its A.P.F. Master Framemakers division is one of the largest custom framers of its type in the country. However, there can be no assurance that the Company will be able to maintain its position in this industry.

         Management believes that the sale of decorative accessories in the wholesale market is also highly fragmented, with thousands of small, specialized manufacturers and distributors. Management is not aware of a manufacturer of upscale decorative accessories similar to those distributed by Italia.

         Reliance on Outside Suppliers. All picture and mirror frame manufacturing is performed by the Company in its facility in Mt. Vernon, New York. The Company purchases wood, gold leaf, plexiglass, matboards, composite resins, and other materials from a wide variety of sources, and has at least two, and often more, suppliers for each item used in its manufacturing process, and is not dependent upon any sole supplier. See "The Company - Suppliers."

         Convertibility of Class B Common Stock and Super Voting Rights. The Company's Certificate of Incorporation authorizes the issuance of up to 2,500,000 Class B Shares, 269,750 of which are currently owned by Theodore Stevens, a former director of the Company, 519,750 of which are currently owned by Laurie Munn, wife of the Company's President and Chief Executive Officer, and 1,250,000 of which are held in escrow by Michael Levine as escrow agent and designated as "Escrow Shares." (See preceding risk factor - Terms of Settlement of Litigation Involving Related Parties). Each Class B Share entitles the holder thereof to five non-cumulative votes per share on all matters on which stockholders may vote at meetings of stockholders. The Escrow Shares shall only vote in the event of the Company's default under the terms of settlement agreements under which the Escrow Shares were issued. The Class A Shares and Class B Shares shall generally vote together as a single class. The Class B Shares are convertible on a one-for-one basis at any time after issuance at the option of the holder into Class A Shares; however, there can be no assurance that the holder thereof will convert such Class B Shares. The Escrow Shares however are not subject to conversion. In addition, such conversion could result in a charge to earnings to the extent that the fair market value of the Class A Shares exceeds the fair market value of the Class B Shares at the date of conversion. In addition, while the issue is not entirely clear, the issuance of additional Class B Shares could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the voting and other rights of holders of Class A Shares. See "Description of Securities."

         Reliance on Tradename Reputation. The Company's custom frame operation is conducted under the tradename "A.P.F. Master Framemakers," which tradename has been used in the custom frame business since 1955 and which tradename the Company acquired in 1990. See "The Company." The Company believes that its ability to market its high-end custom picture and mirror frames has been based largely upon its reputation as a reliable source of high-quality frames suitable for use by nationally known museums, art galleries, decorators, fine frame retailers and collectors. As a result of this reliance on its reputation, if the Company's custom frame products and service were to be deemed unreliable, the Company could experience a significant adverse impact.

         Absence of Dividends. The Company has not paid and does not anticipate paying any cash dividends on its Class A Shares or Class B Shares in the foreseeable future, but instead intends to retain all working capital and earnings, if any, for use in the Company's business operations and in the expansion of its business. In February 1996, the Company did, however, declare a stock dividend equivalent to $0.25 per share to its Series A 10% Cumulative Convertible Preferred Stockholders of record as of the close of business on February 23, 1996 (the record date.) Payment was made on March 1, 1996 by the issuance of 0.10231 of a share of the Company's Class A Common Stock for each share of Series A Preferred Stock held of record on the record date. Accordingly, 55,247 shares of the Company's Class A Common Stock was issued for this purpose. Retained earnings was charged $165,741 in March 1996 in conjunction with the issuance of these shares. See "Description of Securities."

         Significant retained deficits and negative equity. At September 30, 1996, the Company has recognized retained deficits totaling approximately $8,800,000. Of this amount, approximately $2,200,000 was incurred as a provision for the discontinuation of the Company's catalog operation in the fiscal year ended June 30,1996. At June 30, 1996, the Company had recorded negative net worth totaling approximately $645,000, primarily because of its retained deficits. During the first quarter ended September 30, 1996, the Company raised additional capital of $1,700,000 and improved the results of operations to produce a virtual break-even from such operations. Such actions resulted in the restoration of net worth to $1,006,000. However, no assurances can be given that the Company's net worth will continue to grow in subsequent periods. See "The Company".

         No Assurance of Public Trading Market or Continued Nasdaq Inclusion. Prior to the Company's Initial Public Offering, which took place on June 23, 1994, there was no established trading market for the Company's securities. In connection with the Initial Public Offering, the Company applied for, and was granted, inclusion of the Class A Shares, the Class WA Warrants and the Class WB Warrants on Nasdaq and the Class A Shares and Class WA Warrants commenced quotation on Nasdaq on June 23, 1994 under the symbols INTXA and INTXW, respectively. The Class WB Warrants commenced quotation on Nasdaq on June 24, 1994 under the symbol INTXZ. Further, on September 18, 1995, the Company registered and issued 460,000 shares of Series A, 10% Cumulative Convertible Preferred Stock and 230,000 Redeemable Class WC Warrants. The Series A, 10% Cumulative Convertible Preferred Stock, and the Redeemable Class WC Warrants commenced quotation on Nasdaq on September 19, 1995 under the symbols INTXP and INTXL respectively. See "Market for the Company's Securities and Related Stockholder Matters." However, there can be no assurance given that the Company will be able to satisfy the requirements for continued quotation, that such quotation will otherwise continue or that any market for the Company's securities that has developed since completion of the Initial Public Offering or the Preferred Stock Offering will continue or be sustained. If for any reason, however, any of the Company's securities are not eligible for continued listing or a public trading market does not develop, purchasers of the Class A Shares, Series A, 10% Cumulative Convertible Preferred Shares and/or Warrants may have difficulty selling their securities should they desire to do so. Under the current rules adopted by the NASD for continued listing, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in the securities would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

         "Penny Stock" Regulations. The Commission has adopted regulations under the Exchange Act which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the securities offered hereby are removed from Nasdaq, the Company's securities may be deemed to be "penny stocks" and become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole marketmaker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. In addition, the broker-dealer must obtain a written acknowledgment from the customer that such disclosure information was provided and must retain such acknowledgment for at least three years. Further, monthly statements must be sent disclosing current price information for the penny stock held in the account. While many Nasdaq-listed securities would otherwise be covered by the definition of penny stock, transactions in a non-Nasdaq-listed security would be exempt from all but the sole marketmaker provision for (i) issuers who have $2,000,000 in tangible assets, (ii) transactions in which the customer is an institutional accredited investor and
(iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a Nasdaq-listed security directly with a Nasdaq marketmaker for such securities would be subject only to the sole marketmaker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

         The above-described rules may materially adversely affect the liquidity for the market for the Company's securities. Such rules may also affect the ability of broker-dealers to sell the Company's securities and may impede the ability of subsequent holders of the Class A Common Shares, Series A Preferred Shares, or Warrants to sell such securities in the secondary market.

         Future Issuances of Stock by the Company. The Company has authorized capital stock of 32,500,000 shares of $.001 par value Common Stock, of which 30,000,000 have been designated as Class A Shares and 2,500,000 have been designated as Class B Shares; and 5,300,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). As of the date hereof, there are 4,312,671 Class A Shares, 2,039,500 Class B Shares and 1,140,000 Preferred Shares issued and outstanding. In addition, the Company has issued and outstanding 3,055,588 Class WA Warrants, 845,150 Class WB Warrants, 2,270,000 Class WC Warrants and Representative's Warrants to purchase 14,985 Class A Shares, for which it has reserved for issuance an aggregate of 9,673,407 Class A Shares. Although there are no present plans, agreements or undertakings, written or oral, with respect to the Company's issuance of any shares of stock or related convertible securities, other than as disclosed herein, the issuance of any of such securities by the Company could have anti-takeover effects insofar as they could be used as a method of discouraging, delaying or preventing a change in control of the Company. Such issuance could also dilute the public ownership of the Company. Inasmuch as the Company may, in the future, issue authorized shares of Common Stock or Preferred Stock without prior stockholder approval, there may be substantial dilution to the interests of the Company's stockholders. Given that the Company is authorized to issue additional securities, there can be no assurance that the Company will not do so. In addition, a stockholder's pro rata ownership interest in the Company may be reduced to the extent of the issuance and/or exercise of any options or warrants relating to the Common Stock or Preferred Stock.

         Future Sales of Stock by Stockholders. All of the Company's outstanding Class B Shares are "restricted securities" as that term is defined under the Securities Act and in the future may only be sold in compliance with an exemption from registration, including Rule 144, under the Securities Act or pursuant to an effective registration statement. Rule 144 provides, in essence, that a person (including a group of persons whose shares are aggregated) who has satisfied a two-year holding period for such restricted securities may sell within any three-month period, under certain circumstances, an amount of restricted securities which does not exceed the greater of one percent of that class of the Company's outstanding securities (43,127 Class A Shares as of the date hereof) or the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale. Persons who are not affiliated with the Company and who have held their restricted securities for at least three years are not subject to the quantity limitations or the manner of sale restrictions of the rule. As of the date of this prospectus, Laurie Munn, wife of the Company's President and Chief Executive Officer owns 519,750 shares of the Company's Class B Common shares, Ted Stevens, a former Director, owns 269,750 of such Class B shares, and Michael Levine, as escrow agent, holds 1,250,000 of such Class B Shares, designated Escrow Shares.(See preceding risk factor "Terms of Settlement of Litigation Involving Related Parties.") These holdings comprise all of the Company's outstanding Class B Common shares as of the date of this filing. Pursuant to agreements with the Company's investment banking firm, and in connection with the Company's September 18, 1995 offering of preferred stock and warrants, the outstanding Class B shares may not be sold or otherwise disposed before March 17, 1997 without the prior consent of the Company's investment banking firm. As of the date of this Prospectus, the Company's stockholders own an aggregate of 1,140,000 Preferred Shares and 4,312,671 Class A Shares. Of these shares, 3,092,671 Common A Shares and 890,000 Series A Preferred Shares are freely saleable in the public market. A sale of shares by current stockholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of the Company's securities in any market that continues to exist. To the extent that such shares enter the market, there may be a negative effect on the market price of the Company's securities and on the ability of the Company to obtain additional equity financing. See "Description of Securities".

         Representative's Warrants. In connection with the Initial Public Offering, the Company sold to the Representative's designees, for nominal consideration, Representative's Warrants to purchase an aggregate of 45,000 Class A Shares, 40,000 Class WA Warrants and 22,500 Class WB Warrants. In October 1994 Representative's Warrants to purchase 30,015 Class A Shares, 40,000 Class WA Warrants and 22,500 Class WB Warrants were repurchased by the Company.

The Representative's Warrants are exercisable until June 22, 1999, at an exercise price equal to $1.50 per Class A Share, subject to certain adjustments. In connection with the Preferred Stock Offering, the Company sold to VTR Capital, Inc. a Warrant to purchase 40,000 shares of Series A Preferred Stock and 20,000 Class WC Warrants for an aggregate price of $20.00, (the "VTR Warrants"). The holders of outstanding Representative's Warrants and VTR Warrants have the opportunity to profit from a rise in the market price of the Company's securities, if any, without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Representative's Warrants and VTR Warrants are outstanding. At any time when the holders thereof might be expected to exercise such Warrants, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Representative's Warrants and VTR Warrants. The holders of the Representative's Warrants and VTR Warrants have the right to require registration under the Securities Act of the securities issuable upon exercise of such Warrants and have certain "piggy-back" registration rights. The cost to the Company of effecting a demand registration may be substantial. See "Description of Securities".

      Certain Provisions of Certificate of Incorporation and By-Laws; Potential Anti-Takeover Effect. The Company's Board of Directors may designate the terms of and issue up to 2,500,000 shares of Preferred Stock without further action by the stockholders, of which 1,140,000 are issued and outstanding as of the date of this filing. Voting rights that may be granted in the future to holders of Preferred Stock could adversely affect the voting power of holders of Class A Shares. The Company's By-Laws contain provisions which may discourage certain transactions which involve an actual or threatened change in control of the Company. The By-Laws provide that certain vacancies on the Board of Directors shall be filled by a majority of the remaining directors then in office, limit the ability to call a special meeting of shareholders, and require that no proposal by a shareholder be presented for vote at a special or annual meeting of shareholders unless the shareholder provides the Board of Directors or the secretary of the Company with written notice of intention to present a proposal for action at the meeting in accordance with the By-Laws. See "Description of Securities."

         As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, except under certain circumstances including breach of the director's duty of loyalty to the Company or its stockholders or any transaction from which the director derived an improper personal benefit.

         The Company has expressly not opted out of, and is therefore subject to, Section 203 of the Delaware General Corporation Law regulating "business combinations" between Delaware corporations and "interested stockholders." Under this provision, a corporation subject to Section 203 may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. This provision may also have the effect of delaying or preventing a change in control of the Company. See "Description of Securities."

         Possible Redemption of the Class WA Class WB and Class WC Warrants. Commencing at any time after June 22, 1995, in the event the closing bid price per share of the Class A Shares as quoted in the over-the-counter market (as reported by Nasdaq) or on an exchange on which the Company's securities are then listed has equaled or exceeded 120% or more of the then effective exercise price of the Class WA and Class WB Warrants, respectively, for 20 consecutive trading days, the Warrants may be redeemed by the Company at a redemption price of $.01 per warrant prior to exercise or expiration upon 30 days prior written notice thereof. Commencing at any time after September 17, 2000, in the event the closing bid price per share of the Preferred Stock as quoted in the over-the-counter market (as reported by Nasdaq) or on an exchange on which the Company's securities are then listed has equaled or exceeded 110% or more of the then effective exercise price of the Class WC Warrants for 20 consecutive trading days, the Warrants may be redeemed by the Company at a redemption price of $.01 per WC warrant prior to exercise or expiration upon 30 days prior written notice thereof. Although holders of the Warrants will have the right to exercise their Warrants through the date of redemption, they may be unable to do so because they lack sufficient funds at the time of redemption, or they may simply not wish to invest any more money in the Company's Class A Shares, Series A Preferred Shares, Class WB Warrants, or Class WC Warrants at that time. Should holders of the Warrants fail to exercise such Warrants or to sell such Warrants on or prior to the redemption date, such Warrants will have no value beyond their redemption value. As noted above, the Company may not redeem the Warrants unless the Company has available a current prospectus with respect to the Warrants. See "Description of Securities - Redeemable Warrants."

         Delinquent Payment of Payroll Taxes. In March 1996, the Company executed an agreement with the Internal Revenue Service (the "Service") for the payment of outstanding payroll tax liabilities totaling approximately $100,000. The agreement requires that the Company pay approximately $9,000 per month for approximately 14 months in order to satisfy its federal payroll tax responsibilities. As of the date of this filing, the Company has complied with its agreement with the Service.

                                  THE OFFERING

         This Prospectus relates to the resale or offer for sale form time to time of up to 60,000 Shares, of the Class A Common Stock of the Company. All of the Shares are being offered by a Selling Stockholder. Such Shares were acquired by the Selling Stockholder pursuant to a certain Marketing and Organizational Agreement, and a subsequent amendment thereto, between the Company and the Selling Stockholder.

         The Selling Stockholder, Robert M. Leopold, 4 Gilder Street, Larchmont, New York 10538, beneficially owns 60,000 shares of Class A Common Stock of the Company. Mr. Leopold entered into a Marketing and Organizational Agreement on January 4, 1994 with APF Holdings, Inc. (the "1994 Agreement"), whereby Mr. Leopold became a Consultant to APF Holdings, Inc. on marketing, business operations and management issues. On November 13, 1995, Interiors, Inc., as successor to APF Holdings, Inc., entered into an Agreement with Mr. Leopold for the purpose of clarifying the scope of the services previously rendered and to be rendered in the future as per the 1994 Agreement. As part of the remaining compensation owed to Mr. Leopold under the 1994 Agreement, Interiors, Inc. delivered 60,000 shares of Class A Common Stock, par value $.001 per share, to Mr. Leopold.

         The securities offered hereby may be sold from time to time directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Stockholder may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with such sales of securities. The securities offered by the Selling Stockholder may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

         At the time a particular offer of securities is made by or on behalf of the Selling Stockholder, to the extent required, a Prospectus will be distributed which will set forth the number of shares being offered and the terms of the Offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for sales purchased from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

         Under applicable rule and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class or a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Company will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, in connection with transactions in the Share during the effectiveness of the Registration Statement of which the Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

         The Company will pay all of the fees and expenses incident to the registration of the Shares (other than any fees or expenses of any counsel retained by the Selling Stockholder and any out-of-pocket expenses incurred by the Selling Stockholder or any person retained by the Selling Stockholder in connection with the registration of the Shares) and fees and expenses of compliance with state securities or blue sky laws and commissions. The expenses payable by the Company are estimated to be approximately $5,000.

                            DESCRIPTION OF SECURITIES

         DESCRIPTION OF SECURITIES

         Common Stock

         The Certificate of Incorporation of the Company authorizes the issuance of up to (i) 30,000,000 shares of Class A Common Stock, par value $.001 per share, (previously defined as "Class A Shares") of which 4,312,671 Class A Shares are issued and outstanding as of the date hereof and (ii) 2,500,000 shares of Class B Common Stock, par value $.001 per share (previously defined as "Class B Shares") of which 2,039,500 Class B Shares are issued and outstanding as of the date hereof. The holders of shares of Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock, upon liquidation, dissolution or winding up of the affairs of the Company; and (iii) do not have preemptive or subscription rights and there are no redemption or sinking fund provisions applicable thereto. All shares of Common Stock issued and outstanding are duly authorized, fully paid and nonassessable.

         Class A Shares. Each Class A Share is entitled to one non-cumulative vote per share on all matters on which stockholders may vote at meetings of stockholders. The Class A Shares are not convertible into any other securities of the Company.


         Class B Shares. Each Class B Share is entitled to five non-cumulative votes per share on all matters on which stockholders may vote at all meetings of stockholders. The Class B Shares are convertible on a one-for-one basis at any time after issuance at the option of the holder into Class A Shares. Issuance of additional Class B Shares could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Class A Shares.

         Except as otherwise required by law, the holders of the Common Stock shall vote together as a single class on all matters.

Preferred Stock

         The Certificate of Incorporation of the Company authorizes the issuance of up to 5,300,000 shares of Preferred Stock, $.01 par value per share. Prior to September 18, 1995, none of such Preferred Stock had been designated or issued. On September 18, 1995, the Company's "Registration Statement" with respect to 460,000 shares of Series A, 10% Cumulative Convertible Preferred Stock ("Preferred Stock") and 230,000 Redeemable Class WC Warrants ("Warrants") to purchase Preferred Stock at the exercise price of $5.50 per share was declared effective by the Securities and Exchange Commission. Each share of Preferred Stock is convertible commencing one year from the date of issue, subject to adjustment, into three shares of Class A Common Stock of the Company. The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. If shares of Preferred Stock are issued with voting rights, such issuance could affect the voting rights of the holders of the Company's Class A Shares and Class B Shares by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. Shares of Preferred Stock with conversion rights could potentially increase the number of shares of Common Stock outstanding. Issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Class

A Shares. Also, Preferred Stock could have preferences over the Class A Shares (and other series of stock) with respect to dividends and liquidation rights. As of the date of this filing, the Company has issued 1,140,000 shares of Series A Preferred Stock, all of which are convertible into three shares of Common A shares beginning September 17, 1996.

Series A 10% Cumulative Convertible Preferred Stock

         The Series A Preferred Stock consists of 2,870,000 shares of which 1,140,000 shares are currently issued and outstanding. Each share of Series A Preferred Stock is convertible commencing one year from the date this Prospectus into 3 shares of Class A Common Stock. After September 17, 2000, it is

redeemable by the Company in whole or in part at $5.50 per share upon 30 days prior written notice. The Series A Preferred Stock is entitled to a dividend, prior to any payment of dividends on the Class A or Class B Common Stock, of $0.50 per share per annum payable in semi-annual installments of $0.25 per share. If the Series A Preferred stock dividend is not paid, it accumulates until paid in full to date. The Company may elect to pay the Series A Preferred Stock dividend either in cash or in shares of Class A Common Stock shall be issued for such purposes on the basis of the average closing prices of the Class A Common Stock for the ten business days prior to the date of declaration of the Series A Preferred Stock dividend. The Series A Preferred Stock shall not have any right to vote except to the extent, if any, required by Delaware Law. Upon liquidation of the Company, the Series A Preferred Stock is entitled to receive $5.00 per share plus accrued and unpaid dividends before any payment is made to the holders of Class A and Class B Common Stock.

Redeemable Warrants

         Class WA Warrants. Each Class WA Warrant entitles the registered holder thereof to purchase one Class A Share and one Class WB Warrant at a combined exercise price of $1.50 until June 23, 1997. The combined exercise price of the Class WA Warrants as originally issued was $6.00. On March 29, 1995 the Company announced that because of certain sales of Class A Shares by the Company, the combined exercise price of each Class WA Warrant had been reduced to $5.17 and each Class WA Warrant now entitled the holder to purchase 1.1 Class A Shares and
1.1 WB Warrants; and that the exercise price of each WB Warrant had been reduced from $7.00 to $6.03 (subsequently reduced to $2.00 - see below) and each Class WB Warrant now entitles the holder to purchase 1.1 Class A Shares. On April 13, 1995 the Board of Directors, as permitted by the terms of the Warrant Agreements, reduced the combined exercise price of each of the Class WA Warrants to $1.50 for one share of Class A Stock and for one Class WB Warrant in order to facilitate the sale of 300,000 shares of Class A Stock by the Company. The exercise price of the Class WA Warrants is subject to adjustment under certain circumstances. Fractional Class A Shares will not be issued upon exercise of the Class WA Warrants and, in lieu thereof, a cash adjustment based on the market value of the Class A Shares immediately prior to the date of exercise will be made.

         The Class WA Warrants are redeemable by the Company at any time after June 22, 1995, and prior to their exercise upon notice of redemption in writing to the Class WA Warrant holders of record, giving a 30-day notice of such redemption. The redemption price of the Class WA Warrants is $0.01 per Warrant if the closing bid price per Class A Share has equaled or exceeded 120% of the then exercise price of the Class WA Warrants for 20 consecutive trading days prior to any such call for redemption. Any Class WA Warrants so redeemed, and not exercised by the end of the date specified in the notice of redemption, will expire on the books of the Company and cannot be exercised.

         Class WB Warrants. Each Class WB Warrant entitles the registered holder thereof to purchase one Class A Share at a purchase price of $2.00 until June 22, 1999. The exercise price of the Class WB Warrant was previously $6.03. In January 1996, the Company announced that the exercise price of the Class WB Warrant is reduced to $2.00 per Class A Common share. The exercise price of the Class WB Warrants is subject to adjustment under certain circumstances. Fractional Class A Shares will not be issued upon exercise of the Class WB

Warrants and, in lieu thereof, a cash adjustment based on the market value of the Class A Shares immediately prior to the date of exercise will be made.

         The Class WB Warrants are redeemable by the Company at any time prior to their exercise after June 22, 1995, and upon notice of redemption in writing to the Warrant holders of record, giving a 30-day notice of such redemption. The redemption price of the Class WB Warrants is $0.01 per Warrant if the closing bid price per Class A Share has equaled or exceeded 120% of the then exercise price of the Class WB Warrants for 20 consecutive trading days prior to any such call for redemption. Any Class WB Warrants so redeemed, and not exercised by the end of the date specified in the notice of redemption, will expire on the books of the Company and cannot be exercised.

         Class WC Warrants. Each Class WC Warrant entitles the holder to purchase one share of Preferred Stock during the five year period commencing September 18, 1995 at a purchase price of $5.50, subject to the maintenance by the Company of a current registration statement filed with the Securities and Exchange Commission. Commencing one year from the date of issuance, each Class WC Warrant shall be redeemable by the Company at a redemption price of $.05 per Warrant upon thirty days prior written notice to holders; provided, however, that the closing average bid price of the Preferred Stock in the over-the-counter market, for a period of twenty consecutive trading days prior to such call for redemption, shall have been 110% or more of the then effective exercise price of the Class WC Warrants.

         The Warrants are exercisable by tendering to American Stock Transfer & Trust Company, New York (the "Warrant Agent") the appropriate exercise price along with the Warrant certificate (with the election to purchase section on the reverse side of the certificate properly filled out.) The Company shall then issue and sell such fully paid and nonassessable Class A Shares, Class WB Warrants, and Series A Preferred Shares, as applicable, to the Warrant holder as specified on the certificate so tendered. Payment of the exercise price shall be made in cash or by certified check or bank draft made payable to the order of the Company. For further information, reference is made to the Warrant Agreements which has been filed as exhibits to the Registration Statement of which this Prospectus is a part.

         The Warrants pursuant to their terms are subject to adjustment upon the occurrence of certain events including subdivisions or combinations of the Class A Shares or Preferred Stock, as the case may be. The Company may at any time, and from time to time, extend the exercise period of the Warrants, provided that written notice of such extension is given to the Warrant holders prior to the expiration date then in effect. Also, the Company may reduce the exercise price of the Warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors of the Company. Notice of any reduction of the exercise price will be given to the Warrant holders. Prior to any such extension or modification of the exercise price of such Warrants, the Company may be required to amend the Registration Statement covering such securities or to file a new registration statement.

Representative's Warrants

         In connection with the June 1994 Initial Public Offering, the Company sold to the Representative's designees for nominal consideration, the Representative's Warrants to purchase up to an aggregate of 45,000 Class A Shares, 40,000 Class WA Warrants and 22,500 Class WB Warrants. The Representative's Warrants are exercisable through June 22, 1999 at exercise prices of $1.50, $0.12 and $0.12 as to the Class A Shares, Class WA Warrants and Class WB Warrants, respectively, subject to certain adjustments. In October 1994 the Company repurchased Representative's Warrants to purchase 30,015 Class A Shares, 40,000 Class WA Warrants and 22,500 Class WB Warrants from the holder thereof. The holders of the remaining outstanding Representative's Warrants have the opportunity to profit from a rise in the market price of the securities, if any, without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Representative's Warrants are outstanding. At any time at which the holder thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Representative's Warrants. See "Risk Factors."

         In connection with the Preferred Stock offering in September 1995, the Company sold to VTR, Underwriters Warrants, for an aggregate purchase price of $20.00, entitling the Holders to purchase 40,000 shares of Series A Preferred Stock and 20,000 Class WC Warrants. These Warrants shall not be exercisable until

September 17, 1996. Such Warrants shall be exercisable for a period of four years commencing September 17, 1996. The exercise price for each Warrant to purchase Series A Preferred Stock shall be $6.00 per share, and the exercise price to purchase WC Warrants is $.06 each. The Company has agreed that, while the VTR Warrants are outstanding, it will not enter into any merger or reorganize or to take any other action which would terminate the VTR Warrants. The Warrants contain anti-dilution adjustment provisions.

Registration Rights

         The holders of the remaining Representative's Warrants and VTR Warrants have demand and piggy-back registration rights with respect to the Representative's Warrants and VTR Warrants and the securities underlying the Representative's Warrants and VTR Warrants for a period of five years. Any exercise of such registration rights may result in dilution in the interest of the Company's shareholders, hinder efforts by the Company to arrange future financing of the Company and/or have an adverse effect on the market price of the Company's Class A Shares and/or Warrants.

Business Combination Provisions


         The Company is subject to a Delaware statute ("Section 203") regulating "business combinations," defined to include a broad range of transactions between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's outstanding voting stock. Under the law, a corporation which is subject to Section 203 may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. Section 203 contains provisions enabling a corporation to avoid the statute's restrictions.

Anti-Takeover Measures

         The Company's Certificate of Incorporation and By-Laws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing the Company's management. The existence of such anti-takeover provisions could, among other things; (1) result in the Company being less attractive to a potential acquirer and (2) result in shareholders receiving less for their shares than otherwise might be available in the event of a take-over attempt. The By-Laws provide that certain vacancies on the Board of Directors shall be filled by a majority of the remaining Directors then in office.

         In addition, the Company's By-Laws limit the ability to call a special meeting of shareholders to the president or any executive vice president upon the request in writing of two-thirds of the Board of Directors or upon the written request of shareholders of the Company owning two-thirds of each class of stock issued and outstanding and entitled to vote. The By-Laws also provide that no proposal by a shareholder shall be presented for vote at a special or annual meeting of shareholders unless such shareholder, not later than the close of business on the fifth day following the date on which notice of the meeting is first given to shareholders, shall provide the Board of Directors or the secretary of the Company with written notice of intention to present a proposal for action at the forthcoming meeting of shareholders, which notice shall include the name and address of such shareholder, the number of voting securities held of record and held beneficially, the text of the proposal to be presented at the meeting and a statement in support of the proposal. Any shareholder may make any other proper proposal at an annual or special meeting of shareholders and the same may be discussed and considered, but unless stated in writing and filed with the Board of Directors or the secretary prior to the date set forth hereinabove, such proposal shall be laid over for action at an adjourned, special or annual meeting of the shareholders taking place 60 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as described above.

Transfer Agent and Registrar


         The Transfer Agent and Registrar for the Company's securities is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005.

                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of Common Stock offered hereby are being passed upon the Company by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022.

                                     EXPERTS

         The audited financial statements incorporated by reference in the Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph that addresses a going concern issue discussed in Note 1 to the financial statements.

                                 INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      Commission Policy


         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and of the agents of the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

TABLE  OF  CONTENTS

                                    Page
                                    ----
Available Information ..........     5
Document Incorporated
 By Reference...................     5
The Company.....................     7
Risk Factors....................    19
The Offering....................    28
Description of Securities.......    30
Legal Matters...................    34
Experts.........................    34
Indemnification.................    34


                                  60,000 shares
                                       of
                                  Common Stock

                                 INTERIORS, INC.


                               ------------------

                                   PROSPECTUS

                               ------------------

                                 January , 1997

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3. Incorporation of Documents by Reference.

         The following documents filed with the Commission are incorporated herein by reference and made a part hereof:

         (1) Annual Report on Form 10-KSB for the year ended June 30, 1996


         (2) Quarterly Report on Form 10-QSB for the period ended September 30, 1996.

         (3) The description of the Class A Common Stock, par value $.001 per share ("Class A Common Stock"), of the Corporation contained in the Corporation's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remain in unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Max Munn, President, Interiors, Inc., 320 Washington Street, Mt. Vernon, New York 10553, telephone (914) 665-5400.

Item 4.        Description of Securities

               Not applicable.

Item 5.        Interests of Named Experts and Counsel

               Not applicable.

Item 6.        Indemnification of Directors and Officers.

         See "INDEMNIFICATION" contained in Part I hereof, which is incorporated herein by reference.

Item 7.        Exemption from Registration Claimed

               The Company believes that the issuance of the Common Stock to the Selling Stockholder was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder.


Item 8.        Exhibits

Number         Description

   *3.01       Certificate of Incorporation of the Company

   *3.02       By-Laws of the Company

  *4.01        Common Stock Certificate

    5.01       Opinion of Bernstein & Wasserman, LLP.

  *10.19       Marketing and Organizational Agreement, dated
               January 4, 1994 between the Company and Robert Leopold.

  *10.74 Amendment to Marketing and Organizational Agreement, dated November 13, 1995, between the Company and Robert Leopold.

  23.01        Consent of Bernstein & Wasserman, LLP. (Included in
               Exhibit 5.1 above).

  23.02        Consent of Arthur Andersen & Co.

---------------------

*     Incorporated by Reference to the Company's Registration
      Statement on Form SB-2, No. 33-77288-NY

Item 9.        Undertakings

      A.       Rule 415 Offering

      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.       To Transmit Certain Material.

      (1) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each Plan participant to whom the prospectus is sent or given a copy of the Registrant's annual report to stockholders for its last fiscal year. unless such Plan participant otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the Plan participating. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 period the annual report for the last fiscal year will be furnished to each such Plan participant.

      (2) The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all participants in the Plan who do not otherwise receive such material as stockholders of the Registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

      C.       Subsequent Exchange Act Documents Incorporated by Reference.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      D.       Indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Mt. Vernon, State of New York, on January 10, 1997.

                                     INTERIORS, INC.

                                     By:   /s/ Max Munn
                                           ---------------------
                                           Max Munn, President
                                           Chief Executive Officer and
                                           Treasurer

      In accordance with the requirements of the Securities Act of 1933, as amended, this amendment to Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated.

      Signature                         Title                        Date

/s/  Max Munn                President, Chief Executive        January 10, 1997
----------------------       Officer, Treasurer and
Max Munn                           Director

/s/  Donald Feldman          Vice President- Sales and         January 10, 1997
----------------------         Marketing and Director
Donald Feldman

/s/  Michael Amore           Vice President and Chief          January 10, 1997
----------------------       Financial and Accounting
Michael Amore                       Officer

/s/  Roger Lourie            Director                          January 10, 1997
----------------------
Roger Lourie

/s/ Richard A. Josephberg    Director                          January 10, 1997
----------------------
Richard A. Josephberg